UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2018

TEXAS CAPITAL BANCSHARES, INC.
(Name of Registrant)

Delaware (State or other jurisdiction of incorporation or organization)	001-34657 (Commission File Number)	75-2679109 (I.R.S. Employer Identification Number)
2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.
(Address of principal executive officers)
75201
(Zip Code)
214-932-6600
(Registrant's telephone number,
including area code)
N/A
(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).                     Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                         ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 23, 2018, the Board of Directors of Texas Capital Bancshares, Inc. (the “Company”) elected David S. Huntley as a member of the Board. Mr. Huntley will serve as a member of the Board’s Audit Committee.

Mr. Huntley currently serves as Senior Executive Vice President & Chief Compliance Officer of AT&T Inc. (NYSE: T), reporting to the CEO, a position he has held since December 2014. AT&T Inc. is a leading provider of communications and digital entertainment services in the United States and the world. He served as Senior Vice President and Assistant General Counsel for AT&T Advertising Solutions and AT&T Interactive from September 2010 to May 2012. From June 2009 to September 2010, Mr. Huntley served as Senior Vice President of AT&T's Mobility Customer Service Centers. He held positions of increasing responsibility in external affairs, wireless operations, mergers and acquisitions, data operations and other areas within AT&T since joining the company in 1994.

In connection with his election, Mr. Huntley was granted 501 shares of restricted stock and 138 restricted stock units under the Company's 2015 Long-Term Incentive Plan, each of which will vest in approximately equal numbers of shares on each of the first, second and third anniversaries of the date of grant. Mr. Huntley will receive cash compensation commensurate with that received by the Company's other non-management directors, as described in the Company's proxy statement for the 2017 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission ("SEC") on March 9, 2017. The Company will enter into a standard director indemnity agreement with Mr. Huntley, a form of which was filed with the SEC as Exhibit 10.14 to the Company's Annual Report on Form 10-K on February 21, 2014.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 25, 2018	TEXAS CAPITAL BANCSHARES, INC.

		By:	/s/ Julie Anderson
Julie Anderson Chief Financial Officer